UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2013

DARA BioSciences, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 19, 2013, DARA BioSciences, Inc. (the “Company”), entered into an At-The-Market Sales Agreement (the “Sales Agreement”) with BTIG, LLC (“BTIG”), pursuant to which the Company may sell from time to time, through an “at-the-market” share offering program under its Registration Statement on Form S-3 (File No. 333-173098), up to $2,730,000 in aggregate offering price of its common stock, par value $0.01 per share (the “Shares”), through BTIG, acting as sales agent (the “Offering”).

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement and any such placement notice, BTIG may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on The NASDAQ Capital Market, on any other existing trading market for the Company’s common stock or to or through a market maker or through an electronic communications network. With the Company’s prior consent, BTIG may also sell Shares to third parties in privately negotiated transactions. BTIG will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of The NASDAQ Capital Market.

The Company has no obligation to sell any Shares under the Sales Agreement, and the Company or BTIG may suspend the Offering upon proper notice and subject to other conditions. The Offering will terminate upon the earlier of (i) the sale of all Shares subject to the Sales Agreement and (ii) termination of the Sales Agreement as permitted therein. The Company may terminate the Sales Agreement in its sole discretion at any time by giving five days’ prior notice to BTIG. BTIG may terminate the Sales Agreement under the circumstances specified in the Sales Agreement and in its sole discretion at any time by giving five days’ prior notice to the Company; provided that if BTIG terminates the Sales Agreement under certain circumstances specified in the Sales Agreement during the first 120 days of the term, BTIG is required to return any expense reimbursement paid by the Company to BTIG pursuant to the Sales Agreement.

The Company will pay BTIG a fixed commission equal to 3.0% of the gross proceeds from the sale of any Shares pursuant to the Sales Agreement. The Company has agreed to provide customary indemnification and contribution to BTIG against certain civil liabilities, including liabilities under the Securities Act. The Company has also agreed to reimburse BTIG for its reasonable out-of-pocket expenses, including the fees and disbursements of counsel to BTIG, incurred in connection with the Offering, up to a maximum amount of $30,000.

The Company intends to use the net proceeds from the Offering to fund expenses associated with the commercialization of its portfolio of oncology treatment and supportive care pharmaceutical products, including expenses for the commercial activities related to Soltamox®, the Company’s FDA-approved treatment for breast cancer, for Gelclair®, the Company’s FDA-cleared product for the treatment of oral mucositis, and for Bionect®, the Company’s FDA-cleared product for the management of irritation of the skin as well as first and second degree burns, and for working capital, business development and other general corporate purposes.

The Sales Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the Sales Agreement in this Item 1.01 is qualified in its entirety by reference to such Exhibit, which is incorporated herein by reference.

The Shares to be sold under the Sales Agreement are registered pursuant to an effective shelf Registration Statement on Form S-3 (Registration No. 333-173098). This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

The Company and BTIG are parties to a letter agreement dated February 22, 2013 (the “Consulting Agreement”), pursuant to which the Company engaged BTIG to act as an adviser and consultant with respect to one or more strategic transactions that the Company may pursue from time to time. As consideration for the consulting services to be rendered by BTIG pursuant to the Consulting Agreement, the Company issued five-year warrants to purchase an aggregate of 150,000 shares of the Company’s common stock at a per share exercise price of $1.02.  Pursuant to the Consulting Agreement, BTIG has certain rights of first refusal to act as the Company’s lead arranger, investment banker, placement agent or in any other similar capacity with respect to any fund-raising and/or capital-raising transactions (with certain exceptions), which right of first refusal extends for a period of 12 months following any merger, acquisition, or other strategic arrangement or transaction that is completed during the six-month term of the Consulting Agreement or that is identified during the term and completed within three months after the end of the term.  The Company agreed to reimburse BTIG for its reasonable out-of-pocket costs and expenses incurred in connection with the Consulting Agreement in an aggregate amount not to exceed $10,000.

Item 8.01.  Other Events.

On August 19, 2013, the Company issued a press release announcing the Offering described under Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

1.1	At-The-Market Sales Agreement, dated August 19, 2013, between DARA BioSciences, Inc. and BTIG, LLC.

5.1	Opinion of Lowenstein Sandler LLP.

23.1	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).

99.1	Press Release of DARA BioSciences, Inc. dated August 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: August 19, 2013	By:	/s/ David J. Drutz
Name: David J. Drutz
Title: Chief Executive Officer